SUPPLEMENT TO SECOND AMENDED AND RESTATED
                            ADMINISTRATION AGREEMENT

                PIMCO Funds: Pacific Investment Management Series
                            840 Newport Center Drive
                         Newport Beach, California 92660

                            __________________, 2000

Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

RE:      PIMCO European Convertible Fund
         PIMCO Asset-Backed Securities Portfolio
          (series in the Private Account Portfolio Series)
         PIMCO Asset-Backed Securities Portfolio II
           (series in the Private Account Portfolio Series)

Dear Sirs:

         This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company LLC (the "Administrator") as follows:

         1. The Trust is an open-end investment company organized as a Massachusetts business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The PIMCO European Convertible Fund, PIMCO Asset-Backed Securities Portfolio, and PIMCO Asset-Backed Securities Portfolio II (the "Portfolios") are separate investment portfolios of the Trust.

         2. The Trust and the Administrator have entered into a Second Amended and Restated Administration Agreement ("Agreement") dated May 5, 2000, pursuant to which the Trust has employed the Administrator to provide management and administrative services to the Trust as set forth in that Agreement.

         3. As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Portfolios and the Administrator hereby acknowledges that the Agreement shall pertain to the Portfolios, the terms and conditions of such Agreement being hereby incorporated herein by reference.

         4. As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to each Portfolio pay the Administrator a monthly fee, calculated as a percentage (on an annual basis) of the average daily value of the net assets of each Portfolio during the preceding month, for the PIMCO European Convertible Fund at a rate of 0.25% for Institutional and Administrative Classes, at a rate of 0.40% for Class A, Class B, and Class C and at a rate of 0.65% for Class D; and at an annual rate of 0.03% for the PIMCO Asset-Backed Securities Portfolio and PIMCO Asset-backed Securities Portfolio II.

         5. This Supplement and the Agreement shall become effective with respect to each Portfolio on _____________, 2000 and shall continue in effect with respect to each Portfolio for a period of more than two years from that date only so long as the continuance is specifically approved at least annually
(a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Portfolio or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. The Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting securities of the Trust or, with respect to a Portfolio by a vote of a majority of the outstanding shares of the Portfolio, on 60 days' written notice to the Administrator or, at or after the one-year period commencing the date of its effectiveness, by the Administrator on 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

          If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                              Very truly yours,

                              PIMCO FUNDS:  PACIFIC INVESTMENT MANAGEMENT SERIES

                              By:      ______________________________
                              Title:   President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:      ____________________________________
Title:   Managing Director